EXHIBIT 99

FOR IMMEDIATE RELEASE:

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick
Tennant Company	952-346-6181
763-540-1553

JAMES MOAR, CHIEF OPERATING OFFICER, TO LEAVE TENNANT COMPANY

MINNEAPOLIS, Minn., June 28, 2002 — Tennant Company (NYSE:  TNC), a leader in nonresidential floor maintenance and outdoor cleaning equipment, announced today that its chief operating officer, James H. Moar, will leave his position with Tennant effective June 30, 2002.  Moar, 53, joined Tennant in 1998 as senior vice president and was appointed chief operating officer in 1999.

                “We are grateful to Jim for his many contributions to our growth and success during his four years with the company, and we wish him the best with his expressed interest in leading a company,” said Janet M. Dolan, Tennant Company’s president and chief executive officer.  Dolan said the company is eliminating the position of chief operating officer.  Senior members of the company’s management team will assume Moar’s corporate leadership responsibilities and Moar has agreed to be available for a period of time to assist Tennant with transition matters.  “Tennant has a seasoned operations team that will share the specific responsibilities formerly under Jim Moar’s direction,” said Dolan.

                In connection with Moar’s departure, Tennant expects to take an after-tax severance charge of approximately $300,000, or $0.03 per share, in its second quarter ending June 30, 2002.

                Tennant is a world-leading manufacturer of nonresidential floor maintenance and outdoor cleaning equipment, floor coatings and related offerings.  Its products include scrubbers, sweepers, extractors, buffers and other specialized floor cleaning equipment and supplies, plus a complete line of industrial floor coatings.  Tennant’s stock is traded on the New York Stock Exchange under the symbol TNC.  For more information about Tennant and to register to receive emailed notification of company news releases, visit www.tennantco.com.

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